Exhibit 99.1

DRI Corporation Receives Major Orders From Bus Vehicle Manufacturers in India

  Orders to Date Exceed $6 Million USD and May Increase
  Deliveries Underway With Major Ramp Up Expected in Last Half of 2009
  CEO Comments on Second Quarter 2009

DALLAS--(BUSINESS WIRE)--July 9, 2009--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that the Company’s Mobitec Group in Sweden, through its Castmaster Mobitec India Private Limited joint venture in India, has received orders worth a combined total value exceeding $6 million USD from several transit bus vehicle manufacturers in India.

David L. Turney, the Company’s Chairman, President and Chief Executive Officer, said: “The Mobitec® products ordered – the combined total value of which has the potential to increase significantly – will be installed on new bus vehicles in five major metropolitan areas in India. Delivery on the present orders already is underway. We anticipate that deliveries will ramp up significantly during the last half of 2009. We are very excited about these orders, which have been evolving since the fall of 2008. The orders help position DRI as a major long-term supplier in the growing Indian market and further strengthen the foundation for our planned expansion there. In fact, our joint venture has already outgrown the facilities in which it began operations in 2007. As a result, the joint venture is moving into larger facilities to help ensure adequate work space for expected growth. India is fast becoming a significant component of the Company’s growth plans, and our operations outside of India potentially stand to benefit from our work in that market.”

The Mobitec® products ordered thus far by bus vehicle manufacturers in India include MobiLED electronic destination sign systems, MobiSTOP indicators, and MobiVOICE announcement and control systems.

Mobitec Group, a global supplier of electronic information display systems, is highly respected for its products, technology, service, and quality. Mobitec Group is based in Herrljunga, Sweden. It also operates business units in Australia and Germany, as well as joint ventures in Brazil and India. For more information, visit www.mobitec.eu.

SECOND QUARTER 2009

Mr. Turney said: “We expect to report second quarter 2009 revenues and net income that exceed the results posted for second quarter 2008. The strong quarter was attributable to several factors – margins were favorable in the mix of products shipped, some customers accelerated their deliveries, and we are seeing a particularly strong growth trend in certain of our international served markets. After-tax earnings also will be benefitted by utilization of our tax loss carry forwards. We are very fortunate that the global economic slowdown has had minimal impact on DRI, but we’ve planned, invested, and worked hard to be in this position. Our business is growing, changing, and new market sectors are involved; therefore, when comparing reported quarterly information to prior periods, or considering possible future earnings and revenue, one should be aware that past patterns may not apply. Further, as we grow, the impact of the lumpy contract nature of our business should be mitigated somewhat.”

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing of the deliveries of orders; our joint venture growth opportunities in India; the size of the Indian market for our products; future growth of the Indian market for our products; our expected results for second quarter 2009; as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” etc., are forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties associated with the timing of the deliveries of orders; the risk that future anticipated growth in the Indian market may prove inaccurate; the risk that our estimate of the size of the Indian market for our products may prove inaccurate; the risk that our estimate for the growth of the Indian market for our products may prove inaccurate; the risk that our anticipated results for second quarter 2009 may not be as expected; as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2009, and as updated in our Quarterly Report on Form 10-Q filed May 15, 2009, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com